UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 11, 2007

(Date of Report)

(Date of earliest event reported)

JOHN WILEY & SONS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number

111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR	240.13e-4(c))

This is the first page of a 14-page document.

ITEM 9:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On September 12, 2007, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the first quarter of fiscal year 2008. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1	Press release dated September 12, 2007 titled “John Wiley and Sons, Inc.,
Reports Revenue and Earnings Growth for the First Quarter” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Ellis Cousens

Executive Vice President, Chief Financial & Operations Officer

John Wiley & Sons, Inc.

(201) 748-6534

John Wiley & Sons, Inc.

Reports Revenue and Earnings Growth

for the First Quarter

Hoboken, NJ September 12, 2007. John Wiley & Sons, Inc. (NYSE:JWa) (NYSE:JWb) announced today that revenue for the first quarter of fiscal year 2008 of $389 million increased 48% from $263 million in the previous year, including $116 million of revenue from Blackwell Publishing Ltd. (Blackwell), which Wiley acquired on February 2, 2007. Revenue excluding Blackwell increased 3% over last year’s strong first quarter to $273 million, or 2% excluding favorable foreign exchange.

Earnings per diluted share for the first quarter was $0.68 compared to $0.38 in the same period of fiscal year 2007. The first quarter reported results for Blackwell, excluding a one-time tax benefit, were accretive to earnings per diluted share by approximately $0.05. New tax legislation reduced the U.K. corporate income tax rate from 30% to 28%, resulting in a $0.26 per share tax benefit mainly attributable to the intellectual publishing assets acquired with Blackwell. Earnings per diluted share excluding Blackwell and the aforementioned tax benefit was $0.37, flat with last year’s strong first quarter, after adjusting for unfavorable foreign exchange.

“The Blackwell acquisition exceeded our expectations in the first quarter. The integration process is proceeding smoothly and the business is performing well. Our global Professional /Trade business reported solid results. Revenue for global Scientific, Technical and Medical, excluding Blackwell, was up 4% from the prior year, including the favorable effect of foreign exchange. After a strong performance in fiscal year 2007, Higher Education reported soft sales in the first quarter, partially due to some conservative fall semester ordering by college bookstores," said William J. Pesce, Wiley's President and Chief Executive Officer. “Based on first quarter results and market conditions, we continue to anticipate revenue growth in the mid-to-high single digits and EPS growth in the low-double digits, excluding the Blackwell acquisition and the aforementioned tax benefit.”

Mr. Pesce continued, “I am pleased to report that leading indicators related to the Blackwell acquisition are positive. In the relatively short time since the acquisition, we have acquired important contracts for journals previously published by competitors or self-published by societies. In addition, we have retained and extended existing relationships with some of our society partners. The value of our content to the scientific community is evident in the recently announced Thomson ISI® 2006 ISI Journal Citation Reports, an independent ranking of impact factors. Together, Wiley and Blackwell have over 300 journals in the top 25% of their subject areas, as measured by their impact factors. Many of our journals reported year-on-year increases in their already strong impact factors."

Segment Highlights

Blackwell is reported below as a separate segment. As a result of the integration of Wiley and Blackwell, management and reporting of certain Professional/Trade and Scientific, Technical and Medical product lines were realigned as of May 1, 2007. Prior year numbers have been restated for comparative purposes.

Professional/Trade (P/T)

Wiley’s U.S. P/T revenue for the first quarter advanced 7% to $90 million. The solid first quarter performance was led by sales in technology, finance and architecture. Brand licensing and publishing rights continue to contribute to P/T’s growth. Whatsonwhen Ltd., which was acquired in fiscal year 2007, contributed approximately $1 million to the top-line growth. Direct contribution to profit as a percent of revenue improved mainly due to lower provisions for royalty advances as a result of improved sell through. Globally, P/T revenue increased 6% over the previous year.

First quarter highlights include the publication of Things I’ve Said by film actor Bruce Dern and Never Give Up by Tedy Bruschi. Technology titles published during the quarter include Creating Web Pages All-in-One Desk Reference For Dummies, 3rd edition by Richard Wagner; Networking for Dummies, 8th edition by Doug Lowe; SAS For Dummies by Stephen McDaniel and the SAS Institute; and Hacking Windows Vista by Steve Sinchak. Pauline Frommer’s Walt Disney World; Pauline Frommer’s Washington D.C.; and three MTV Guide first editions (England, France, and Roadtrips U.S.A.) were released during the quarter. Several Betty Crocker and Pillsbury cookbooks published, including Just the Two of Us; Kids Cook, 2nd edition; Pillsbury Complete Cookbook Bonus Edition; C’Mon Over; and Bake-off Winners 2006.

The fourth edition of The Leadership Challenge by James M. Kouzes and Barry Z. Posner published in the first quarter. This flagship book has sold more than 1.5 million copies over its 20-year history. Several P/T titles received considerable media and customer attention, including: How by Dov Seidman, which was featured in Thomas Friedman’s column in The New York Times, as well as on Good Morning America and the Charlie Rose show; A Year Without “Made in China” by Sara Bongiorni, which received extensive print, radio, and television coverage; Foreclosure Investing For Dummies by Ralph Robert; Cool Careers For Dummies, 3rd edition by Marty Nemko; and Sesame Street’s C is for Cooking by Susan McQuillan.

Eric Tyson’s Home Buying For Dummies, Patrick Lencioni’s Five Dysfunctions of a Team, Kenneth L. Fisher’s The Only Three Questions that Count and John C. Bogle’s The Little Book of Common Sense continued to enjoy bestseller status.

Frommer’s 50th Anniversary received significant media attention during the first quarter, including an Associated Press story, which appeared in the Dallas Morning News and the Chicago Sun-Times, a USA Today article, and an interview with Arthur Frommer on National Public Radio’s Day to Day. In recognition of this milestone, Frommers.com introduced anniversary content and a blog by Arthur Frommer, featuring travel resources, tips, travel bargains, message boards, and current events.

Several P/T titles were honored with awards. Momentum: Igniting Social Change in the Connected Age by Allison H. Fine received the 2007 Terry McAdam Book Award for Outstanding Contribution to the Advancement of Nonprofit Management. Soul of a New Cuisine by Marcus Samuelsson won the 2007 James Beard Award for best cookbook of the year in the International category. Wiley author James Villas won a 2007 James Beard Foundation Journalism Award for Magazine Feature Writing. Francis D.K. Ching, author of 11 Wiley architecture titles including Form, Space, & Order, 3rd edition, received one of the National Design Awards. Chocolates on the Pillow Aren’t Enough by Jonathan Tisch was named a finalist for the Quill Award for Best Business Book of the Year.

Scientific, Technical, and Medical (STM)

U.S. STM revenue of $56 million was flat with the previous year's first quarter mainly due to the timing of journal, book and backfile releases. In addition to healthy journal license renewals, several new Enhanced Access Licenses were signed by academic and corporate customers around the world. Direct contribution to profit as a percent of revenue declined in the first quarter mainly due to the flat top-line results. Excluding Blackwell, global STM revenue was up 4%, including the favorable effect of foreign exchange.

Customers continue to take advantage of Wiley InterScience's wide range of access options. During the first quarter, the number of visits to Wiley InterScience increased by approximately 50% over prior year.

During the first quarter, U.S. STM signed several new, renewed, and extended contracts with societies to publish their journals, including a multi-year agreement with the American Association of Anatomists, with whom Wiley already partners, to publish Anatomical Sciences Education; the International Society for Autism Research to publishAutism Research; and the International Union of Biochemistry and Molecular Biology (IUBMB) to publish IUBMB Life, which resulted from the Union’s positive experience publishing Biochemistry and Molecular Biology Education with Wiley.

Wiley is one of five STM publishers involved in a pilot project known as CrossCheck, which is designed to detect plagiarism in submitted journal articles. The pilot is administered by CrossRef, a reference-linking service, in conjunction with iParadigms, a plagiarism detection company.

Wiley reached an agreement with the Howard Hughes Medical Institute (HHMI), a major private contributor of biomedical research, to deposit peer reviewed articles based on HHMI-funded research to PubMedCentral, the National Institutes of Health (NIH) digital archive of biomedical and life sciences journal articles. Wiley will be paid by HHMI.

Language to modify the NIH Public Access policy was included by the U.S. Congress in appropriations legislation that mandates deposit of articles based on NIH-funded research after a 12-month embargo period. Due to the efforts of publishers, including Wiley, the bill requires that the NIH implement its policy in accordance with copyright law. In the German legislature, the Bundesrat announced that “given the predominantly effective competition in the market for scientific information, public intervention is not advisable.”

Higher Education

U.S. Higher Education revenue of $44 million declined $4 million from last year’s strong first quarter. In addition to the comparison to a strong prior year period, college bookstores appear to have ordered more conservatively for the fall semester than in the past. Higher sales of Microsoft Official Academic Course titles partially offset softness in other areas.

We continue to be encouraged by student and faculty interest in WileyPLUS, our integrated suite of content, learning, and teaching tools. While sales of WileyPLUS were strong in the first quarter, the revenue is deferred and recognized over the course of the semester. Given the increased penetration of WileyPLUS, approximately $1 million of additional revenue was deferred this quarter as compared to the first quarter of fiscal year 2007. Direct contribution to profit as a percent of revenue declined mainly due to the top-line results.

Several key revisions are planned for the spring semester of this year, including Intermediate Accounting, 12th edition update by Donald E. Kieso; Managerial Accounting, 4th edition by Jerry J. Weygandt and Paul D. Kimmel and Donald E. Kieso; and Principles of Anatomy and Physiology 12th edition by Gerard J. Tortora. These titles should have a positive effect on the second half of this fiscal year.

During the quarter, Wiley signed an agreement with Gatlin Education Services (GES) for online courses in Emergency Management and in Homeland Security. GES is the world’s largest provider of online workforce development programs. Wiley is the first publisher that GES has partnered with to provide the online course and accompanying textbooks.

Europe

Wiley Europe’s revenue of $76 million was up 5% for first quarter, or 1% excluding favorable foreign exchange. Higher P/T revenue was partially offset by the timing of STM publications and lower advertising and backfile revenue. Revenue from The Cochrane Library, an evidence-based medicine collection published in collaboration with the National Health Service in the U.K., was strong as reflected in a 50% increase over the prior year. Direct contribution to profit as a percent of revenue declined mainly due to product mix and increased royalties.

During the quarter, Wiley Europe extended its agreement with the Royal Meteorological Society to collaborate on a new book series in Advancing Meteorological Sciences, as well as a Wiley Interdisciplinary Review (WIREs) project on Climate Change. Wiley-VCH announced the publication of ChemSusChem, a new journal on sustainable chemistry in collaboration with its European chemical society partners.

Recently published impact factors show very favorable trends for several leading Wiley- VCH journals. In the field of nanoscience and nanotechnology, the journal Small received the highest initial impact factor for a journal specializing in the field. Angewandte Chemie International Edition increased its already impressive impact factor, further strengthening its position as the number one chemistry journal publishing original research and reviews. Electrophoresis increased its impact factor for the fourth consecutive year, while Advanced Materials is the second most cited journal in materials science.

The publication of eight travel titles in the U.K. accelerated the global expansion of P/T’s travel guide program and strengthened the position of the Frommer’s brand in markets outside North America. WileyPLUS continues to gain traction in Higher Education markets served by Wiley Europe, especially in the Middle East, where an important new adoption has been won in Saudi Arabia.

Blackwell

Blackwell revenue and operating income for the first quarter fiscal year 2008 were $116 million and $15 million, respectively. Included in these results is $6 million of amortization charges for intangible assets related to the acquisition. Financing costs for the acquisition were approximately $16 million in the quarter. Blackwell results were accretive to EPS by approximately $0.05 in the quarter, excluding the aforementioned one-time tax benefit.

New, renewed, and extended journal publishing relationships were forged during the first quarter with a number of societies, including the Society of Academic Emergency Medicine; International Life Sciences Institute; American College of Veterinary Internal Medicine; Canadian Society for Chemical Engineering; American Society of Transplant Surgeons and the American Society of Transplantation; International Society on Thrombosis and Haemostasis; Society for the Study of Addiction; International Association for the Scientific Study of Intellectual Disabilities; Institute of Psychoanalysis; the International Society for Bipolar Disorders; and others.

According to the Thomson ISI® 2006 ISI Journal Citation Reports, Wiley and Blackwell combined now publish more journals in the Social Science Citation Index than any other publisher. A third of these titles experienced significant increases in impact factors, more than any other publisher. In the life sciences, Ecology Letters increased its impact factor for the third consecutive year, retaining its position as the most highly cited primary research journal in ecology.

As part of Wiley’s mission to help foster best practices in the scientific publishing industry, Blackwell published Peer Review and Manuscript Management in Scientific Journals: Guidelines for Good Practice by Irene Hames, the Managing Editor of The Plant Journal. The book is a practical manual published in association with the Association of Learned and Professional Society Publishers.

An innovative service, known as the Executive Seminars, was sponsored in London, Washington, Tokyo, Copenhagen, and Seoul. These events are aimed at current and potential society clients and feature talks by eminent external speakers on topics ranging from general STM publishing topics, such as ethics, peer review, and Web 2.0, to the practical aspects of publishing a journal. The seminars provide useful information to society clients, while enhancing the Company’s status as an industry leader and attractive partner.

During the quarter, the merger of Wiley’s STM business and Blackwell continued with particular emphasis on the integration of systems, processes, policies and procedures. Since July 1st, all Blackwell books and reference works are being sold and promoted by Wiley’s sales forces throughout the Asia/Pacific and Europe, Middle East and Africa regions, resulting in opportunities to generate incremental revenue and cost synergies. We have also consolidated the institutional and corporate sales forces.

Critical decisions concerning publishing technology systems have been made and communicated. We are in the process of harmonizing financial management systems and reporting, content management, customer service and fulfillment and customer databases. We will shortly announce a plan and timeline for the integration of the Wiley and Blackwell online journals platforms.

Asia, Australia, and Canada

Wiley’s revenue in Asia, Australia, and Canada advanced 14% to $32 million, or 9% excluding favorable foreign currency. Strong sales across all businesses in Asia, Higher Education sales in Australia, and P/T results in Canada contributed to the first quarter growth. Direct contribution to profit as a percent of revenue increased slightly.

India was a significant contributor to first quarter results in Asia. Through the acquisition of Wiley Dreamtech (India) Private Ltd. in fiscal year 2006, the Company established direct access to the retail higher education market in India. P/T sales also climbed due to increased technology title adoptions and a growing retail market.

Wiley Australia began the year strongly with textbook adaptations and custom publications contributing to the growth. Wiley was the joint recipient of the Australian Awards for Excellence in Educational Publishing in the Tertiary Adaptation Single Title category for Principles of Accounting by Jerry J. Weygandt.

Wiley Canada results were driven by P/T sales. International sales of Canadian P/T titles nearly doubled from prior year, primarily due to strong frontlist and backlist titles with global appeal. Technology products and consumer cooking titles contributed to the year-on-year growth. P/T products selling into the higher education market also showed strong gains.

Conference Call

Wiley will hold a conference call today, Wednesday, September 12, 2007, at 10:30 a.m. (EDT) to discuss its financial results for the first quarter of fiscal year 2008. The call will include a brief management presentation followed by a question and answer session.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (877) 857-6144. International callers may participate by dialing: (719) 325-4821.

A replay of the call will be available from 1:30 p.m. (EDT) on Wednesday, September 12 through midnight (EDT) on September 19 by dialing (888) 203-1112 or (719) 457-0820 and entering Pass code: 1630422.

A live audio webcast will be accessible at http://www.wiley.com/go/communications. A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years, helping people around the world meet their needs and fulfill their aspirations. Our core businesses include scientific, technical, medical and scholarly journals, encyclopedias, books, and online products and services; professional/trade publishes books, subscription products, training materials, and online applications and websites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company’s Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By
_______________________
William J. Pesce
President and
Chief Executive Officer

By
_______________________

Ellis E. Cousens

Executive Vice President and

Chief Financial & Operations Officer

Dated:	September 12, 2007

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FIRST QUARTER ENDED
JULY 31, 2007 AND 2006
(in thousands, except per share amounts)

Adjusted - For Tax Benefits
	First Quarter Ended July 31,
	2007	2007	2007	2006	% Change
	Consolidated	Blackwell	Wiley (Excl. Blackwell)

Revenue	$388,562	116,013	272,549	263,432	3%

Costs and Expenses
Cost of Sales	140,634	51,527	89,107	85,174	5%
Operating and Administrative Expenses	191,913	43,685	148,228	139,713	6%
Amortization of Intangibles	9,722	5,627	4,095	3,583	14%

Total Costs and Expenses	342,269	100,839	241,430	228,470	6%

Operating Income	46,293	15,174	31,119	34,962	-11%
Operating Margin	11.9%	13.1%	11.4%	13.3%

Interest Expense and Other, Net (A)	16,520	15,468	1,052	1,912

Income (Loss) Before Taxes	29,773	(294)	30,067	33,050	-9%

Adjusted Provision for Income Taxes (B)	4,886	(3,527)	8,413	11,105

Adjusted Net Income (Loss)	$24,887	3,233	21,654	21,945	-1%

Adjusted Income (Loss) Per Share - Diluted	$0.42	0.05	0.37	0.38	-3%
- Basic	$0.43	0.06	0.38	0.39

Average Shares - Diluted	59,086	59,086	59,086	57,899
- Basic	57,418	57,418	57,418	56,753

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$24,887	3,233	21,654	21,945
Tax Benefit (B)	15,282	15,574	(292)	-
Net Income (Loss) - GAAP	$40,169	18,807	21,362	21,945	-3%

Adjusted Income (Loss) Per Diluted Share	$0.42	0.05	0.37	0.38
Tax Benefit (B)	0.26	0.26	-	-
Income (Loss) Per Diluted Share - GAAP	$0.68	0.32	0.36	0.38	-5%

(A)	Interest expense reported for Blackwell includes acquisition financing costs. Tax expense for Blackwell was computed on a stand-alone basis.

(B)

Fiscal year 2008 excludes a $15.3 million tax benefit, or $0.26 per diluted share, associated with a new tax law enacted in the United Kingdom on July 19, 2007 that reduced the corporate income tax rate from 30% to 28%. The benefit recognized by the Company reflects the adjustment required to record all UK-related deferred tax balances at the new UK corporate income tax rate of 28%.

Note: The Company’s management evaluates operating performance excluding unusual and/or nonrecurring events. The Company believes excluding such events provides a meaningful and comparable measure of performance. Since the adjusted amounts are not measures calculated in accordance with GAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as reported, as an indicator of operating performance.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FIRST QUARTER ENDED
JULY 31, 2007 AND 2006
(in thousands)

	First Quarter Ended
	July 31,
	2007	2006	% Change
Revenue
US Segment
Professional/Trade	$89,741	83,720	7%
Scientific, Technical and Medical	55,673	55,501	0%
Higher Education	44,101	47,741	-8%
Total US	189,515	186,962	1%
European Segment	75,817	71,920	5%
Blackwell Segment	116,013	-	100%
Asia, Australia & Canada Segment	31,955	28,066	14%
Intersegment Sales Eliminations	(24,738)	(23,516)	5%
Total Revenue	$388,562	263,432	48%

Direct Contribution to Profit
US Segment
Professional/Trade	$20,090	17,757	13%
Scientific, Technical and Medical	25,000	26,337	-5%
Higher Education	14,376	17,053	-16%
Total US	59,466	61,147	-3%
European Segment	23,160	24,118	-4%
Blackwell Segment	32,119	-	100%
Asia, Australia & Canada Segment	4,969	3,526	41%
Total Direct Contribution to Profit	119,714	88,791	35%

Shared Services and Administrative Costs
Wiley:
Distribution	(12,761)	(12,387)	3%
Information Technology & Development	(15,935)	(15,183)	5%
Finance	(9,351)	(8,481)	10%
Other Administration	(18,429)	(17,778)	4%
	(56,476)	(53,829)	5%

Blackwell:
Distribution	(1,998)	-
Information Technology & Development	(4,763)	-
Finance	(5,659)	-
Other Administration	(4,525)	-
	(16,945)	-

Operating Income	$46,293	34,962	32%

JOHN WILEY & SONS, INC.
UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	July 31,		April 30,
	2007	2006	2007

Current Assets
Cash & cash equivalents	$113,806	25,631	71,493
Accounts receivable	211,747	170,131	201,407
Inventories	110,949	89,949	112,863
Deferred income tax benefits	16,637	6,218	16,734
Prepaid and other	20,225	11,072	18,683
Total Current Assets	473,364	303,001	421,180
Product Development Assets	81,492	65,106	79,830
Property, Equipment and Technology	124,047	102,212	126,712
Intangible Assets	1,171,771	305,431	1,166,289
Goodwill	711,086	198,833	704,143
Deferred Income Tax Benefits	20,640	6,572	16,568
Other Assets	34,245	28,931	32,136
Total Assets	2,616,645	1,010,086	2,546,858

Current Liabilities
Accounts and royalties payable	141,596	89,737	141,567
Deferred revenue	208,510	97,988	305,405
Accrued income taxes	9,945	31,328	9,353
Accrued pension liability	2,139	6,268	2,139
Other accrued liabilities	102,389	52,374	133,662
Current portion of long-term debt	33,750	-	22,500
Total Current Liabilities	498,329	277,695	614,626
Long-Term Debt	1,104,905	200,238	977,721
Accrued Pension Liability	113,444	57,844	112,271
Other Long-Term Liabilities	58,802	32,754	41,174
Deferred Income Taxes	253,889	11,652	271,558
Shareholders' Equity	587,276	429,903	529,508
Total Liabilities & Shareholders' Equity	$2,616,645	1,010,086	2,546,858

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Three Months Ended
	July 31,
	2007	2006
Operating Activities:
Net income	$40,169	21,945
Amortization of intangibles	9,722	3,583
Amortization of composition costs	10,085	9,260
Depreciation of property, equipment and technology	7,954	6,856
Special non-cash tax benefits	(15,282)	-
Stock-based compensation (net of tax)	3,478	3,255
Excess tax benefits from stock-based compensation	(2,223)	(128)
Non-cash charges and other	15,320	13,478
Change in deferred revenue	(97,637)	(47,082)
Net change in operating assets and liabilities	(37,035)	(49,691)
Cash Used for Operating Activities, excluding acquisitions	(65,449)	(38,524)

Investments in organic growth:
Additions to product development assets	(23,772)	(15,651)
Additions to property, equipment and technology	(4,795)	(5,993)

Free Cash Flow	(94,016)	(60,168)

Other Investing and Financing Activities:
Acquisitions, net of cash	(5,767)	(4,294)
Repayment of long-term debt	(197,298)	-
Borrowings of long-term debt	335,710	39,525
Purchase of treasury shares	-	(7,278)
Change in book overdrafts	1,823	(7,162)
Cash dividends	(6,374)	(5,636)
Proceeds from issuance of stock on option exercises and other	5,432	566
Excess tax benefits from stock-based compensation	2,223	128
Cash Provided by Investing and Financing Activities	135,749	15,849

Effects of Exchange Rate Changes on Cash	580	204

Increase (Decrease) in Cash and Cash Equivalents for Period	$42,313	(44,115)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(23,772)	(15,651)
Additions to property, equipment and technology	(4,795)	(5,993)
Acquisitions, net of cash	(5,767)	(4,294)
Cash Used for Investing Activities	$(34,334)	(25,938)

Financing Activities:
Cash Provided by Investing and Financing Activities	$135,749	15,849
Less:
Acquisitions, net of cash	(5,767)	(4,294)
Cash Provided by Financing Activities	$141,516	20,143

Note: The Company’s management evaluates cash flow performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of cash flow performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as reported, as an indicator of cash flow performance.